EXHIBIT 99.2

Protective Products of America, Inc. Names New Acting CEO and Commences Internal Investigation

SUNRISE, Fla., Jan. 20, 2010 (GLOBE NEWSWIRE) -- Protective Products of America, Inc (TSX:PPA), a leading manufacturer and distributor of advanced products in ballistics protection, announced today an internal investigation into certain allegations against its Chief Executive Officer, R. Patrick Caldwell, being brought by the U.S. government.  Mr. Caldwell was one of 22 executives and employees of different companies in the military and law enforcement products industry charged in a criminal indictment with violating the Foreign Corrupt Practices Act.  The Company noted that no charges have been filed against PPA, and Mr. Caldwell is the only present employee of PPA to be implicated in the investigation. An internal investigation regarding the allegations has been commenced by the Company's Audit Committee, which is comprised solely of independent directors.

Pending the outcome of its internal investigation, Mr. Caldwell will be on administrative leave from his position as Chief Executive Officer and as a member of the Board of Directors. PPA's Chief Operating Officer, Neil Schwartzman, will also assume the position of Acting Chief Executive Officer, effective immediately. Mr. Schwartzman joined PPA in April 2007. Prior to that date, he held management positions at The Sports Authority, Sunglass Hut International, and The GEO Group Inc., the latter a world leader in privatized correctional and detention management facilities. In addition, Brian Stafford, Chairman of PPA's Board of Directors, has been named Executive Chairman, and will work closely with Mr. Schwartzman on key management matters while Mr. Caldwell remains on administrative leave.

On January 13, 2010, PPA and each of its four subsidiaries filed a voluntary petition for Chapter 11 reorganization and obtained approval from the U.S. Bankruptcy Court for the Southern District of Florida (the “Court”) to sell substantially all of its assets and businesses free and clear of liens and claims as a going concern. Under the terms of the asset purchase agreement which has been approved by the Court, the transaction is subject to a higher and better offer by another bidder in approximately 30 days.

PPA believes that the case brought against Mr. Caldwell by the U.S. government will not impact its restructuring efforts or ongoing business operations.  "We expect operations to continue as usual and we remain focused on completing a successful restructuring through the Chapter 11 process," said Mr. Stafford.

About Protective Products of America, Inc.

Protective Products of America, Inc. ("PPA" or "Company"), formerly known as Ceramic Protection Corporation, is headquartered in Sunrise, Florida. The Company, together with its subsidiaries, is engaged in the design, manufacture and marketing of advanced products used to provide ballistic protection for personnel and vehicles in the military and law enforcement markets. The Company's product portfolio includes concealable soft body armor products for law enforcement and the Modular Tactical Vest ("MTV"), a ballistic system for military personnel. PPA produces and sells body armor to several branches of the U.S. armed forces, federal agencies, and local and state police forces. Visit  for more company information.

Safe Harbor Language

This report contains forward-looking statements including those concerning the reorganization process, the proposed asset purchase agreement, and the internal investigation and related events. These statements are based on current expectations that involve a number of risks and uncertainties that could cause actual results and outcomes to differ from those expected.   These risks include, but are not limited to, uncertainties associated with the reorganization process, with the asset purchase agreement, and the events subject to the internal investigation, as well as general risks pertaining to the Company including those relating to the defense industry, commodity prices, exchange rate fluctuations, and risks resulting from potential delays, appeals or changes related to government orders in the defense sector.

CONTACT: Protective Products of America, Inc.

         Jason A. Williams, Chief Financial Officer

         954-846-8222

         jwilliams@body-armor.com